Exhibit 10.26

WRITTEN DESCRIPTION OF ANNUAL INCENTIVE PLAN OF

LSC COMMUNICATIONS, INC.

WITH RESPECT TO THE PERIOD FROM

OCTOBER 1, 2016 TO DECEMBER 31, 2016

Pursuant to the LSC Communications, Inc. 2016 Performance Incentive Plan (the “LSC PIP”) the Human Resources Committee approved a stub incentive plan (the “Stub Plan”), a subplan under the LSC PIP, covering the period from October 1, 2016 to December 31, 2016 (the “Stub Plan Period”).  The threshold performance measure for the Stub Plan is a corporate financial target for the Stub Plan Period based on the Company’s reported EBITDA of $96,000,000 (the “Stub Plan Target”).  The Stub Plan will begin to fund when 90% of the Stub Plan Target is exceeded, as set forth on the scale approved by the Human Resources Committee.